Exhibit 23

Independent Auditors' Consent

To the Board of Directors

Optimal Group Inc. (the "Company")

We have issued our report dated June 15, 2005, accompanying the audited financial statements of United Bank Card, Inc. as of and for the years ended December 31, 2004, 2003 and 2002 included in this Current Report on Form 8-K/A of Optimal Group Inc., filed with the Securities and Exchange Commission on or about July 20, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Optimal Group Inc. on Form S-8 (File No. 333-115408), effective May 12, 2004, on Form S-8 (File No. 333-115050), effective April 30, 2004, on Form S-8 (File No. 333-65530), effective July 20, 2001 and on Form S-8/F-3 (File No. 333-08794), effective May 21, 1998.

/S/ COHEN FRIEDMAN DORMAN LEEN & CO.

Certified Public Accountants

Clark, New Jersey

July 19, 2005